Exhibit 3.1

AMENDMENT NO. 1

TO THE SECOND AMENDED AND RESTATED BYLAWS

OF

MAGUIRE PROPERTIES, INC.

The following sets forth Amendment No. 1 to the Second Amended and Restated Bylaws (the “Bylaws”) of Maguire Properties, Inc., a Maryland corporation (the “Company”), which amendment shall be effective as of July 2, 2008.

1. Section 2 of Article II of the Bylaws is amended to read in its entirety as follows:

“Annual Meeting. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time set by the Board of Directors. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.”

2. Except as set forth herein, the Bylaws shall remain in full force and effect.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(a) that I am the duly elected and acting Secretary of the Company;

(b) that the foregoing amendment to the Bylaws constitutes an amendment of the Bylaws as duly adopted by the Board of Directors of the Company as of July 2, 2008; and

(c) that such amendment has not been rescinded or repealed and is now in full force and effect.

Executed this 2nd day of July, 2008.

/s/ Jonathan Abrams
Jonathan Abrams
Secretary